Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 21, 2020 (the “Closing Date”) is entered into among MOLECULAR TEMPLATES OPCO, INC., a Delaware corporation (“Borrower Representative”, and together with each other Person from time to time party hereto as a borrower, collectively, “Borrowers”, and each, a “Borrower”), MOLECULAR TEMPLATES, INC., a Delaware corporation (“Parent”, and together with each other Person party hereto or to any other Loan Documents from time to time as a guarantor, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), the lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”).

AGREEMENT

Borrower Representative, each Loan Party from time to time party hereto, Administrative Agent, Collateral Trustee and Lenders hereby agree as follows:

1.    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person. For purposes of calculations made pursuant to the terms of this Agreement or otherwise for purposes of compliance herewith, GAAP will be deemed to treat operating leases and capital lease obligations in a manner consistent with the treatment thereof under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that have occurred. Any documents or agreements referred to herein or in any other Loan Documents shall mean any such documents or agreements as amended, restated, amended and restated and/or otherwise supplemented or modified from time to time.

2.    LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Each Borrower hereby unconditionally promises to pay each Lender, ratably, the outstanding principal amount of all Loans, accrued and unpaid interest, fees and charges thereon and to pay all Obligations as and when due in accordance with this Agreement.

2.2    Availability and Repayment of the Loans.

(a)    Availability.

(i)    Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance on the Closing Date in principal amount equal to its First Tranche Term Loan Commitment (the “First Tranche Term Loans”). Lenders’ commitments to make the First Tranche Term Loans shall terminate upon the funding of the First Tranche Term Loans on the Closing Date.

(ii)    Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance during the Second Tranche Availability Period in principal amount equal to its Second Tranche Term Loan Commitment (the “Second Tranche Term Loans”). Lenders’ commitments to make the Second Tranche Term Loans shall terminate upon the earlier of (i) the end of the Second Tranche Availability Period, and (ii) the date the Second Tranche Term Loans have been funded.

(iii)    Subject to Lenders’ approval in each Lender’s sole and absolute discretion and the terms and conditions of this Agreement, each Lender may, severally and not jointly, make to Borrowers an advance during the Third Tranche Availability Period in principal amount equal to its Third Tranche Term Loan Commitment (the “Third Tranche Term Loans”, and together with the First Tranche Term Loan, and the Second Tranche Term Loan, collectively, the “Term Loans”, and each, a “Term Loan”). No Third Tranche Term Loans shall be made after the earlier of (i) the end of the Third Tranche Availability Period, and (ii) the date that Third Tranche Term Loans have been funded.

Borrowers shall use the proceeds of the Term Loans (i) to repay existing outstanding Indebtedness of Borrower Representative owing to Perceptive Credit Holdings II, LP, and (ii) for working capital and general corporate purposes. Once repaid, the Term Loans may not be reborrowed.

(b)    Repayment. Commencing on the Amortization Date, and continuing thereafter on each Payment Date through the Term Loan Maturity Date, Borrowers shall make consecutive monthly payments of equal principal and interest, which would fully amortize the principal amount of the Term Loans and accrued interest thereon by the Term Loan Maturity Date, provided that if the Applicable Rate is adjusted or the Amortization Date is extended in accordance with its terms, the amortization schedule and the required monthly installment shall be recalculated based on the adjusted Applicable Rate and/or the adjusted number of Payment Dates through the Term Loan Maturity Date. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans, the fees pursuant to the Fee Letter and any other fees and other sums due hereunder, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).

(c)    Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated in accordance with the terms hereof following the occurrence and during the continuation of an Event of Default, Borrowers shall immediately pay to Lenders, an amount equal to the sum of:

(i)    all outstanding principal plus accrued and unpaid interest thereon, plus

(ii)    all amounts then due in accordance with the Fee Letter, plus

(iii)    all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d)    Permitted Prepayment of Loans. Borrowers shall have the option to prepay all, but not less than all, of the Loans, provided Borrowers provide written notice to Administrative Agent of its election to prepay the Loans at least fifteen (15) days prior to such prepayment (it being understood and agreed that any such prepayment may be made conditional upon the occurrence of a “change of control” or a refinancing of the Obligations), and pay, on the date of such prepayment, to Lenders, ratably, an amount equal to the sum of:

(i)    all outstanding principal plus accrued and unpaid interest thereon, plus

(ii)    all amounts then due in accordance with the Fee Letter, plus

(iii)    all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.3    Payment of Interest.

(a)    Interest Rate. Subject to Section 2.3(b), the outstanding principal amount of the Loans shall accrue interest from and after its Funding Date, at the Applicable Rate, and Borrowers shall pay such interest monthly in arrears on each Payment Date commencing on July 1, 2020.

(b)    Default Rate. Immediately upon the occurrence and during the continuation of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies pursuant to the Loan Documents. Each Borrower agrees that interest at the Default Rate is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an Event of Default.

(c)    Payment; Interest Computation. Interest is payable monthly in arrears on the Payment Date of the following month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 3:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the date, and to the extent, of such change.

(d)    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to or for the benefit of Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Loans; second, after all principal is repaid, to the payment of accrued interest, third, to the payment of Lender Expenses and any other Obligations; and fourth, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers or paid to whomsoever may be legally entitled thereto, provided that amounts payable to Lenders, shall be paid ratably.

2.4    Fees and Charges. Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders:

(a)    Fees. The fees and charges as and when due in accordance with the Fee Letter; and

(b)    Expenses. All Lender Expenses incurred through and after the Closing Date, when due (or, if no stated due date, within two (2) Business Days after demand by Administrative Agent).

2.5    Payments; Application of Payments; Automatic Payment Authorization; Withholding.

(a)    All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 3:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    No Borrower shall have a right to specify the order or the loan accounts to which a Lender shall allocate or apply any payments made by a Borrower to or for the benefit of such Lender or otherwise received by such Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.

(c)    Administrative Agent, on behalf of Lenders, may initiate debit entries to any Deposit Accounts as authorized on the Automatic Payment Authorization for principal and interest payments or any other Obligations when due. These debits shall not constitute a set-off. If the ACH payment arrangement is terminated for any reason, Borrowers shall make all payments due hereunder at the applicable address specified in Section 10, or as otherwise notified by Administrative Agent in writing.

(d)    Borrowers, Administrative Agent, Collateral Trustee and each Lender hereby agree to the terms and conditions set forth on Schedule 3 hereto.

2.6    Promissory Notes. Borrowers agree that: (a) upon written notice by or on behalf of any Lender to Borrowers that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note, in substantially the form attached hereto as Exhibit G, and (b) upon any Lender’s written request, and in any event within three (3) Business Days of any such request, the Borrowers shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Loans made by such Lender; provided, further, that such promissory notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrowers within a reasonable period of time after such Lender’s receipt of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrowers to each Lender.

3.    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Loan. Each Lender’s obligation to make the initial Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Administrative Agent, such documents, and completion of such other matters, as Administrative Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)    duly executed signatures to this Agreement;

(b)    duly executed signatures to the Fee Letter;

(c)    a certificate of each Loan Party, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents, (ii) resolutions duly approved by the Board, (iii) any resolutions, consent or waiver duly approved by the requisite holders of each Loan Party’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(d)    a payoff letter with respect to Indebtedness outstanding as of the Closing Date to Perceptive Credit Holdings II, LP, together with all documents reasonably required in connection with the payoff and release of security interests;

(e)    the Perfection Certificate of Borrower Representative, together with the duly executed signature thereto;

(f)    a legal opinion of counsel to the Loan Parties;

(g)    the original stock certificates representing any Shares, if any, together with a stock power or other appropriate instrument of transfer, duly executed by the holder of record of such Shares and in blank; and

(h)    payment of the fees in accordance with the Fee Letter and Lender Expenses then due as specified in Section 2.4(a), subject to application of the deposit in accordance with the Fee Letter.

3.2    Conditions Precedent to all Loans. Each Lender’s obligations to make each Loan is subject to the following conditions precedent:

(a)    except for the Term Loan made on the Closing Date, timely receipt of an executed Loan Request by Administrative Agent;

(b)    the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the date of the Loan Request and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall instead be true, accurate and complete in all material respects as of such date;

(c)    no Default or Event of Default shall have occurred and be continuing or result from the Loan; and

(d)    since the Closing Date, there has not been (i) any event or circumstance that has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect, or (ii) any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Administrative Agent, as determined by Administrative Agent in Administrative Agent’s reasonable discretion, provided however, that clause (ii) shall not apply to the Second Tranche Term Loan if the Second Tranche Milestone is met.

3.3    Covenant to Deliver.

(a)    Loan Parties agree to deliver each item required to be delivered under this Agreement as a condition precedent to any Loan. Loan Parties expressly agree that a Loan made prior to the receipt of any such item shall not constitute a waiver by Administrative Agent of a Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in Administrative Agent’s sole discretion.

(b)    Loan Parties agree to deliver the items set forth on Schedule 2 hereto within the timeframe set forth therein (or by such other date as Administrative Agent may approve in writing), in each case, in form and substance reasonably acceptable to Administrative Agent.

3.4    Procedures for Borrowing. To obtain a Loan, other than with respect to the initial Loans, Borrower Representative shall deliver a completed Loan Request to Administrative Agent (which may be delivered by email) no later than 3:00 p.m. Eastern Time, ten (10) Business Days prior to the date such Loan is requested to be made. On the Funding Date, each applicable Lender shall fund the applicable Loan in the manner requested by the Loan Request, provided that each of the conditions precedent to such Loan is satisfied.

4.    CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Each Loan Party hereby grants to Collateral Trustee, for the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Trustee, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Collateral Trustee’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash.

4.2    Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If a Loan Party shall acquire a commercial tort claim with a potential recovery in excess of $500,000, such Loan Party shall promptly notify Administrative Agent in writing and deliver such other information and documents as Administrative Agent may reasonably require to take any further action necessary or advisable to perfect Collateral Trustee’s Lien in such commercial tort claim. If a Loan Party shall acquire any instrument with a value in excess of $500,000, such Loan Party shall promptly notify Administrative Agent and deliver the same in original together with an allonge or other appropriate instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Collateral Trustee.

4.3    Authorization to File Financing Statements. Each Loan Party hereby authorizes Collateral Trustee or its designee (or the Administrative Agent, on behalf of the Collateral Trustee) to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Collateral Trustee’s interest or rights hereunder.

4.4    Pledge of Collateral. Each Loan Party hereby pledges, assigns and grants to Collateral Trustee a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or to the extent any Shares pledged hereunder from time to time are or become certificated and such Shares either (i) represent Equity Interests of a Subsidiary or (ii) have a value in excess of $500,000, and in each case, the extent the same constitute Collateral, such certificates shall be delivered to Collateral Trustee, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Equity Interests in which a Loan Party has an interest, such Loan Party shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuation of an Event of Default hereunder, Collateral Trustee may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Collateral Trustee and cause new certificates representing such securities to be issued in the name of Collateral Trustee or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Administrative Agent may reasonably request to perfect or continue the perfection of Collateral Trustee’s security interest in the Equity Interests. Each Loan Party shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, unless following an Event of Default, Collateral Trustee shall have given notice to Borrower Representative suspending such rights, provided that: no such notice shall be required if a Loan Party has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuation of an Event of Default and the notification by Collateral Trustee to Borrower Representative of the exercise of remedies in accordance with the terms hereof. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no actions under applicable foreign law to perfect or create any security interest over the Shares or any property or other assets of any Foreign Subsidiary shall be required with respect to any Foreign Subsidiary not required to become a Borrower or Guarantor hereunder in accordance with Section 6.11(b).

5.    REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority.

(a)    Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower Representative has delivered to Administrative Agent a completed certificate signed by Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change in accordance with Section 7.2, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that each Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent the change does not arise from an action, event or circumstance restricted by one or more specific provisions in this Agreement.

(b)    The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2    Collateral.

(a)    Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b)    Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Collateral Trustee a perfected security interest therein as required pursuant to the terms of Section 6.6(b). The Accounts (if any) are bona fide, existing obligations of the Account Debtors.

(c)    The Collateral is located only at the locations identified in the Perfection Certificate and other Permitted Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.

(d)    Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary which is not a Loan Party owns any Intellectual Property, which, if not owned by Loan Parties and their Subsidiaries would reasonably be expected to have a Material Adverse Effect.

5.3    Accounts; Material Agreements. The Accounts (if any) of the Loan Parties are bona fide existing obligations. The property or services giving rise to such Accounts have been delivered or rendered.    The licenses and agreements to which any Loan Party or any of its Subsidiaries is a party is in good standing and in full force and effect and no Loan Party is in material breach with respect thereto, except to the extent of any such licenses and agreements, the failure of which to maintain, could reasonably be expected to have a Material Adverse Effect.

5.4    Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party or any of its Subsidiaries, officers or directors involving more than, individually or in the aggregate for all related proceedings, $500,000 or in which any adverse decision has had or could reasonably be expected to have any Material Adverse Effect.

5.5    Financial Statements; Financial Condition. All consolidated and consolidating (if applicable) financial statements for the Loan Parties and each of their Subsidiaries delivered to Administrative Agent fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. There has not been any material deterioration in (i) the consolidated financial condition of the Loan Parties and their Subsidiaries taken as a whole, or (ii) the Collateral, in each case, since the date of the most recent financial statements submitted to Administrative Agent, as determined by Administrative Agent acting in its reasonable discretion.

5.6    Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and the Loan Parties and their Subsidiaries, on a consolidated basis, are able to pay their debts (including trade debts) as they mature.

5.7    Consents; Approvals. Each Loan Party and each of its Subsidiaries have obtained all third party consents, approvals, waivers, made all declarations or filings with, given all notices to, and obtained all consents, licenses, permits or other approvals from all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.8    Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Administrative Agent pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.

5.9    Tax Returns and Payments. Each Loan Party and each of its Subsidiaries have timely filed all required tax returns and reports (or appropriate extensions therefor), and such Loan Party and each of its Subsidiaries has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000). No Loan Party is aware of any claims or adjustments proposed for any prior tax years of such Loan Party or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by such Loan Party or Subsidiary.

5.10    Shares. Such Loan Party has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares of Borrower Representative or any other wholly-owned Subsidiary. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.    As of the date hereof, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings.

5.11    Compliance with Laws.

(a)    No Loan Party or Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.

(b)    No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(c)    No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to which it is a party to violate any regulation of the Federal Reserve Board. Neither the making of the Loans hereunder nor Borrowers’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons

List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority including of any other applicable jurisdiction, (ii) is a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions, or is otherwise associated, with any such Person.

(d)    Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Loans made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e)    No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.

5.12    Products. A complete and accurate list of the material Products, is set forth on the Perfection Certificate, as updated from time to time pursuant to the Compliance Certificate. The Loan Parties and each of its Subsidiaries hold all required material Governmental Approvals, a list of which is set forth on the Perfection Certificate, and all material Governmental Approvals are in full force and effect. There are no proceedings in progress, pending or, to such Loan Party’s knowledge, threatened, that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of any Governmental Approval nor, to the best of the knowledge, information and belief of such Loan Party, after due inquiry, are there any facts upon which proceedings could reasonably be based. Without limitation of the foregoing:

(a)    With respect to any Product being tested or manufactured, each Loan Party and each of its Subsidiary has received, and such Product is the subject of, all material Governmental Approvals needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of a Loan Party or any of its Subsidiaries, and neither any Loan Party nor any of its Subsidiaries has received any notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of (i) any Loan Party’s or any of its Subsidiary’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of any Requirement of Law or the Governmental Approvals related to the manufacture of such Product, or (ii) any such Governmental Approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product should cease, in each case, which could reasonably be expected to have a Material Adverse Effect.

(b)    With respect to any Product marketed or sold by a Loan Party or any of its Subsidiaries, such Loan Party or such Subsidiary, as applicable, has received, and such Product is the subject of, all material Governmental Approvals needed in connection with the marketing and sales of such Product as currently being marketed or sold, and no Loan Party nor any of its Subsidiary has received any notice from any applicable Governmental Authority, that such Governmental Authority is conducting an investigation or review of any such material Governmental Approval or approval or that any such Governmental Approval has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace, in each case, which could reasonably be expected to have a Material Adverse Effect;

(c)    There have been no adverse clinical test results in connection with a Product which have or could reasonably be expected to have a Material Adverse Effect; and

(d)    There have been no Product recalls or voluntary Product withdrawals from any market, in each case, which could reasonably be expected to have a Material Adverse Effect.

5.13    Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement by or on behalf of a Loan Party or any of its Subsidiaries in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.    AFFIRMATIVE COVENANTS

Each Loan Party shall, and shall cause each other Loan Party to, do all of the following:

6.1    Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the material Governmental Approvals required in connection with such Loan Party’s business (in each case, the failure of which to obtain, could reasonably be expected to have a Material Adverse Effect) and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest in accordance therewith, and comply with all terms and conditions with respect to such Governmental Approvals.

6.2    Financial Statements, Reports, Certificates. Provide Administrative Agent with the following:

(a)    Monthly Financial Statements. Within thirty (30) days after the last day of each month, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such month, in form reasonably acceptable to Administrative Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(b)    Compliance Certificates. Together with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)    Annual Operating Budget and Financial Projections. Within sixty (60) days after the end of each fiscal year of Parent (and within five (5) days of any material modification thereto), an annual operating budget in the same form as presented to the Parent’s Board for the upcoming fiscal year of Parent, together with any related business forecasts used in the preparation thereof.

(d)    Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year, or, if earlier, within five (5) days of filing with the Securities and Exchange Commission, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Administrative Agent (it being understood and agreed that Ernst & Young LLP is acceptable to Administrative Agent).

(e)    Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices generally made available to all stockholders or to any holders of Subordinated Debt.

(f)    SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the Securities and Exchange Commission.

(g)    Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries, individually or in the aggregate for all related proceedings, of $500,000 or more, or of any Loan Party or any of its Subsidiaries taking or threatening legal action against any third person with respect to a claim of $500,000 or more, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto.

(h)    Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Administrative Agent, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.

(i)    Aging Reports; Other Reports and Information. Together with the monthly financial reports, reports as to the following, in form reasonably acceptable to Administrative Agent: accounts payable aging and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Administrative Agent.

(j)    Board Materials. At the same time and in the same manner as it gives to the members of Parent’s Board, any committee or subcommittee thereof, or any advisory board, copies of all materials that Parent provides to its Board, such committee or subcommittee or advisory board, as applicable, in connection with meetings thereof, including any reports with respect to Loan Parties’ operations or performance, provided, however, the foregoing may be subject to such exclusions and redactions as necessary in order to (A) preserve the confidentiality of highly sensitive proprietary information, (B) prevent a conflict of interest between a Loan Party and a Secured Party, or (C) prevent impairment of the attorney client privilege with respect to pending or threatened litigation.

(k)    Bank Account Statements. Together with the monthly financial statements delivered in accordance with subsection (a) above (to the extent not delivered to Administrative Agent pursuant to any applicable Account Control Agreement), a copy of the most recent account statement, with transaction detail, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries, or within three (3) Business Days, following Administrative Agent’s request, evidence satisfactory to Administrative Agent of the balance maintained in any such Deposit Account or Securities Account.

(l)    Product Related. Within five (5) Business Days of receipt, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any Governmental Approvals required for the manufacturing, marketing, testing or sale of Products or which could have a Material Adverse Effect.

Notwithstanding the foregoing, no consolidating financial statements, reports or projections shall be required in respect of any Immaterial Subsidiary in accordance with the foregoing, and instead, Borrower Representative shall deliver such reports, projections or other financial information with respect to any Immaterial Subsidiary (including without limitation reports as to cash balance or revenue by legal entity) as Administrative Agent may reasonably request from time to time.

6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date, subject to reasonable extensions thereof. Borrower Representative shall promptly notify Administrative Agent of all returns, recoveries, disputes and claims that involve more than $500,000.

6.4    Taxes; Pensions. Timely file, and cause each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9, and shall deliver to Administrative Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5    Insurance.

(a)    Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Loan Parties’ industry and location and as Administrative Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Administrative Agent.

(b)    Ensure that proceeds payable under any property policy with respect to Collateral are, at Administrative Agent’s option, payable to Collateral Trustee, for the ratable benefit of Lenders, on account of the Obligations. To that end, all property policies shall within the time set forth in Schedule 2 and at all times thereafter, have a lender’s loss payable endorsement showing Collateral Trustee as lender loss payable, all liability policies shall show, or have endorsements showing, Collateral Trustee as an additional insured, in each case, in form reasonably satisfactory to Administrative Agent and as set forth on Exhibit E.

(c)    Notwithstanding the foregoing, (i) so long as the casualty event would not reasonably be expected to result in a Material Adverse Effect and no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the net cash proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property, or otherwise in the Ordinary Course of Business; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral; (B) shall be Collateral in which Collateral Trustee has been granted a first priority security interest and (C) such proceeds shall be applied within 270 days following the receipt thereof and (ii) if the conditions set forth in clause (i) are not met, all such net cash proceeds shall, at the option of Administrative Agent, be payable to Collateral Trustee, for the ratable benefit of Lenders, on account of the Obligations; provided that it is understood and agreed that notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any prepayment premium or similar penalty apply to any prepayment required in accordance with the foregoing.

(d)    At Administrative Agent’s request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Trustee, that it will give Collateral Trustee thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).

(e)    Subject to Section 9.4, if any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment upon Administrative Agent’s request, and to the extent practicable, in consultation with Borrowers, Collateral Trustee may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies as Administrative Agent deems prudent or may direct.

6.6    Deposit and Securities Accounts.

(a)    Maintain Collateral Accounts only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered pursuant to subsection (b) below. Borrowers shall further maintain an ACH payment structure in favor of Administrative Agent, satisfactory to Administrative Agent.

(b)    Provide Administrative Agent fifteen (15) Business Days prior written notice before establishing any Collateral Account at or with any bank, broker or other financial institution, and upon opening such account, provide Administrative Agent with a written notice identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. For each Collateral Account that any Loan Party at any time maintains, Loan Parties shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Trustee’s Lien in such Collateral Account in accordance with the terms hereunder, provided that the foregoing requirement to maintain Account Control Agreements shall not apply to any Excluded Account.

6.7    Intellectual Property.

(a)    Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Administrative Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material

Adverse Effect unless such claim is dismissed within thirty (30) days from initiation thereof or Borrower Representative has demonstrated to Administrative Agent’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and, except for Permitted Transfers, not allow any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

(b)    Provide written notice to Administrative Agent as soon as practicable prior to any Loan Party entering or becoming bound by any Restricted License, and with respect to any Restricted Licenses entered into after the Closing Date, use commercially reasonable efforts to obtain, or cause any applicable Loan Party to obtain, the consent of, or waiver in form reasonably satisfactory to Administrative Agent from any person whose consent or waiver is necessary for any Restricted License to be assigned or otherwise Transferred in connection with a sale of all or substantially all assets of the Loan Parties or Change in Control.

6.8    Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to any Secured Party on reasonable terms and reasonable advanced notice, without expense to such Secured Party, as applicable, each Loan Party and its officers employees and agents and each Loan Party’s books and records, to the extent that such Secured Party may deem them reasonably necessary to prosecute or defend any lawsuit or proceeding to which such Secured Party is a party to the extent such lawsuit or proceeding arises out of a Claim asserted by a third party against a Secured Party in connection with the transactions contemplated by the Loan Documents or the Collateral.

6.9    Access to Collateral; Books and Records. Allow Administrative Agent, Collateral Trustee, or its respective agents, to inspect the Collateral and audit and copy such Loan Party’s Books in accordance with Section 6.13. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Administrative Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense.

6.10    Financial Covenant – Minimum Liquidity. At all times prior to the Amortization Date, as the same may be extended in accordance with its terms, maintain Liquidity in an amount not less than five (5) times Monthly Burn.

6.11    Joinder of Subsidiaries.

(a)    Except to the extent joinder as a Loan Party is not required pursuant to the terms of subsection (b) below, no later than fifteen (15) days after such time as a Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or at any time upon request of Administrative Agent with respect to any Subsidiary whether existing as of the Closing Date or thereafter created or acquired: (a) promptly, and in any event within five (5) days of creation, acquisition or request, as applicable, provide written notice to Administrative Agent together with certified copies of the Operating Documents for such Subsidiary, and (b) within ten (10) days following the formation or creation thereof (as such time may be extended in the Administrative Agent’s discretion): (i) take all such action as may be reasonably required by Administrative Agent to cause the applicable Subsidiary to either: (A) provide a joinder to this Agreement pursuant to which such Subsidiary becomes a Loan Party hereunder, or (B) guarantee the Obligations and grant a security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Collateral Trustee a first priority Lien, subject to Permitted Liens in and to the assets of such Subsidiary), and (ii) and to pledge all of the direct or beneficial Equity Interests in such Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

(b)    Borrowers shall not permit Foreign Subsidiaries which are not Loan Parties, in the aggregate, to maintain (i) cash and other assets with an aggregate value for all such Foreign Subsidiaries in excess of 5.0% of consolidated assets of Borrowers and their Subsidiaries, (ii) revenue in excess of 5.0% of consolidated revenues of Borrowers and their Subsidiaries for any twelve month period then ended, or (iii) any Intellectual Property which is material to the business of Borrowers as a whole, or (iv) any contracts which are material to the business of Borrowers and their Subsidiaries, as a whole, without causing one or more of such Foreign Subsidiaries to enter into a joinder or guaranty in form satisfactory to Administrative Agent with respect to the Obligations as Administrative Agent may request within fifteen days (or such other period as Administrative Agent may agree in writing), such that compliance with clauses (i) through (iv) shall be restored.

6.12    Property Locations.

(a)    Provide to Administrative Agent at least ten (10) days’ prior written notice before adding or changing any Material Location.

(b)    Except to the extent required pursuant to Schedule 2 hereto, with respect to each Material Location, at Administrative Agent’s request the applicable Loan Party shall use its commercially reasonable efforts to cause the applicable landlord or bailee to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property, subject to Collateral Trustee’s security interest.

6.13    Management Rights. Any representative of Administrative Agent shall have the right to meet with management and officers of Borrowers to discuss books of account and records of Borrowers upon reasonable prior written notice to Borrower Representative and during normal business hours. In addition, Administrative Agent shall be entitled at reasonable intervals, upon reasonable prior written notice, to consult and advise with the management and officers of Borrowers concerning significant business issues affecting Borrowers. The parties intend that the foregoing rights granted to Administrative Agent shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Administrative Agent with respect to any business issues shall not be deemed to give Administrative Agent, nor be deemed an exercise by Administrative Agent of, control over Borrowers’ management or policies, and Borrowers shall have no obligation to act upon or follow any such advice or recommendation.

6.14    Right to Invest. In connection with any Qualified Financings consummated after the Closing Date, Designated Holders shall have the right, in their respective discretion to participate in any such Qualified Financing, provided that with respect to any public offering of Parent, Parent agrees to use commercially reasonable efforts to provide Designated Holders with the opportunity to invest in each Qualified Financing if it is lawful to do so (or if the Qualified Financing is an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, to use commercially reasonable efforts to cause the underwriters for such offering to offer Designated Holders an allocation of securities in such offering), on the same terms, conditions and pricing afforded to other investors participating in such Qualified Financing; provided that the maximum aggregate investment amount by Designated Holders for all participations in Qualified Financings pursuant to this Section 6.14 shall be $5,000,000; provided further, that, if in connection with such offering, (i) the aggregate bona fide commitments to purchase allocations are less than an amount which would provide the Designated Holders, on a pro rata basis, an aggregate investment of $5,000,000, or (ii) demand in connection with such offering otherwise exceeds the size of any such offering, the allocation of Designated Holders shall be reduced accordingly on a pro rata basis. Parent shall provide written notice to Administrative Agent not later than the date upon which potential investors are notified of a Qualified Financing, and if a Designated Holder desires to exercise its right to participate in such Qualified Financing, Designated Holder shall cooperate to consummate its investment in such closing promptly upon receipt of documentation with respect thereto. Parent shall not take any action to avoid or seek to avoid the observance or performance of any of the obligations pursuant to this Section 6.14, but will at all times in good faith assist in the carrying out the same and take all such action as may be necessary or appropriate, but only to the extent permitted by law, to protect the rights of Designated Holders hereunder against impairment.

6.15    Further Assurances. Subject to the terms hereof and the other Loan Documents, execute any further instruments and take further action as Administrative Agent or Collateral Trustee reasonably request to perfect or continue Collateral Trustee’s Lien in the Collateral or to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS

No Loan Party shall, or shall cause or permit any of its Subsidiaries to, do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.

7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any business other than the businesses currently engaged in by such Person, as applicable, or reasonably related thereto; (b) cease doing business, or liquidate or dissolve, except for a liquidation or dissolution by a Loan Party or Subsidiary other than Borrower Representative or Parent as long as (i) no Event of Default has occurred and is continuing as of the effective date of such liquidation or dissolution, and (ii) in case of a liquidation or dissolution of a Borrower or other Loan Party, all assets thereof shall have been transferred to a Borrower or Loan Party, respectively; (c) permit or suffer a Change in Control; or (d) without at least ten (10) days prior written notice to Administrative Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3    Mergers or Acquisitions. Merge or consolidate with any other Person (except if concurrently with, and as a condition to the effectiveness of, the closing of such merger or consolidation, the Obligations shall be repaid in full, in cash), or acquire all or substantially all of the capital stock or property of another Person or business line of another Person (including, without limitation, by the formation of any Subsidiary) other than in connection with any Permitted Investment, provided that a Subsidiary may merge or consolidate into another Subsidiary or into a Loan Party that in any such merger or consolidation involving a Loan Party, such Loan Party shall be the surviving entity.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or otherwise permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Trustee) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party or Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or Subsidiary’s Intellectual Property, except in connection with licenses of Intellectual Property constituting a Permitted Transfer with respect to the Intellectual Property subject to such license.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b).

7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any Equity Interests; provided that (i) Parent may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Parent pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Parent may convert Subordinated Debt issued by Parent into Equity Interests issued by Parent pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement; (iii) Parent or any Subsidiary thereof may pay dividends solely in Equity Interests of Parent or such Subsidiary, as applicable; (iv) Parent may make cash payments in lieu of fractional shares; (v) Parent may repurchase the Equity Interests issued by Parent pursuant to stock repurchase agreements approved by Parent’s Board so long as an Event of Default does not exist at the time of such repurchase and would not exist immediately after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed $500,000 per fiscal year; (vi) Parent may pay dividends, make any distributions or payments or redeem any Equity Interests in an aggregate amount not to exceed $500,000 per fiscal year so long as an Event of Default does not exist at such time and would not exist immediately after giving effect to any such distribution, payment or redemption; and (vii) a Subsidiary may pay dividends or make distributions to the holders of its Equity Interests in accordance with the terms of its Operating Documents; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) bona fide rounds of Subordinated Debt or equity financing for capital raising purposes, (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Parent’s Board, (d) transactions among Loan Parties not otherwise restricted under the Loan Documents, and (e) transactions otherwise contemplated to be entered into among a Loan Party or Subsidiary and an Affiliate and permitted under this Agreement.

7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, as applicable, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations, in each case, except to the extent permitted by the terms of the applicable subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, as applicable.

7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; take any action or fail to take any action (or suffer any other Person to do so), to the extent the same would cause the representations set forth in Section 5.11(c) to be untrue; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.    EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Any Loan Party fails to pay any Obligations after such Obligations are due and payable, provided, however no Event of Default shall occur on account of a failure to pay due solely to an administrative or operational error of Administrative Agent or of a Borrower’s depository in connection with the debit of a required payment if such Borrower maintained a balance sufficient to satisfy the required payment in the Collateral Account designated for payment in the ACH Authorization and Borrowers make the required payment within three (3) Business Days following the earlier of (i) Borrower’s knowledge of such failure to pay, or (ii) notice of failure to pay is duly given to Borrower Representative.

8.2    Covenant Default.

(a)    A Loan Party fails or neglects to perform any obligation in Section 3.3(b), Section 4.2, Sections 6.2, 6.4, 6.5, 6.6, 6.8 or 6.10, or violates any covenant in Section 7; or

(b)    A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof.

8.3    Material Adverse Effect. Following the Closing Date, an event or circumstance has occurred which could reasonably be expected to have a Material Adverse Effect.

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any material funds of a Loan Party or of any of its Subsidiaries, or (ii) a notice of Lien or levy is filed against the material assets of any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Loans shall be made during any twenty (20) day cure period; or

(b)    (i) Any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business, and, in case such court order applies to other businesses in the same geographic location, in the same or similar line of business or otherwise to similarly situated businesses generally, such court order is not vacated or modified to avoid such restriction on the operation of the business within twenty (20) days following the entry thereof.

8.5    Insolvency. (a) A Loan Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent, the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities, or the Loan Parties; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Loans shall be made while any of the conditions described in this Section 8.5 exist and/or until any Insolvency Proceeding is dismissed).

8.6    Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default (after giving effect to any applicable cure or grace periods) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000 (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement entered into with respect to the Obligations); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could reasonably be expected to have a Material Adverse Effect.

8.7    Judgments; Penalties. (a) To the extent not otherwise covered by third party insurance as to which liability has been accepted (subject to customary reservation of rights) by the applicable insurance carrier, one or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, or (b) one or more fines, penalties or final judgments, orders or decrees for the payment of money which could reasonably be expected to result in a Material Adverse Effect, and, in each case, the same are not, within twenty (20) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Loans will be made prior to the vacation, stay, or bonding of such fine, penalty, judgment, order or decree).

8.8    Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Administrative Agent, Collateral Trustee or any Lender or to induce Administrative Agent, Collateral Trustee or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

8.9    Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any party thereto (other than a Secured Party) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

8.10    Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Effect.

8.11    Guaranty. Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect, except if the same is released or terminated in accordance with its terms.

9.    COLLATERAL TRUSTEE’S RIGHTS AND REMEDIES

9.1    Acceleration. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, is entitled, without notice or demand, to declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Administrative Agent), and to stop advancing money or extending credit for any Borrower’s benefit under this Agreement (and each Lender’s Commitment shall be deemed terminated as long as an Event of Default has occurred and is continuing).

9.2    Remedies. Upon the occurrence and during the continuation of an Event of Default, Collateral Trustee is entitled, solely at the direction of Administrative Agent, subject to the terms of the Collateral Trust Agreement, without notice or demand, to do any or all of the following, to the extent not prohibited by applicable law:

(a)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Administrative Agent may determine is advisable, and notify any Person owing a Loan Party money of Collateral Trustee’s security interest in such funds;

(b)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(c)    ratably apply to the Obligations any amount held by Collateral Trustee owing to or for the credit or the account of a Loan Party;

(d)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(e)    deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(f)    demand and receive possession of any Loan Party’s Books; and

(g)    exercise all rights and remedies available to Collateral Trustee under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Loan Parties shall assemble the Collateral if Collateral Trustee requests and make it available as Collateral Trustee designates. Collateral Trustee may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Collateral Trustee a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Trustee’s rights or remedies. Collateral Trustee is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Loan Party’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Trustee’s exercise of its rights under this Section, a Loan Party’s rights under all licenses and all franchise agreements inure to Collateral Trustee’s benefit. If, after the acceleration of the Obligations, a Loan Party receives proceeds of Collateral, such Loan Party shall to deliver such proceeds to Collateral Trustee, for the ratable benefit of Lenders, to be applied to the Obligations.

9.3    Power of Attorney. Each Loan Party hereby irrevocably appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuation of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Collateral Trustee’s security interest and Liens in the Collateral; (b) endorse such Loan Party’s name on any checks or other forms of payment or security; (c) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Administrative Agent or Collateral Trustee determine reasonable; (e) make, settle, and adjust all claims under such Loan Party’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Collateral Trustee or a third party as the Code permits; and (h) dispose of the Collateral. Each Loan Party further hereby appoints Collateral Trustee (and any of Collateral Trustee’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Loan Party’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Collateral Trustee’s security interest in the Collateral, (ii) take all such actions which such Loan Party is required, but fails to do under the covenants and provisions of the Loan Documents; (iii) take any and all such actions as Collateral Trustee may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Collateral Trustee under this Agreement or the other Loan Documents. Collateral Trustee’s foregoing appointment as each Loan Party’s attorney in fact, and all of Collateral Trustee’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and all commitments to make Loans hereunder have been terminated.

9.4    Protective Payments. If a Loan Party fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which may be required to preserve the Collateral, Collateral Trustee may obtain such insurance or make such payment, and all amounts so paid by Collateral Trustee are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Collateral Trustee will make reasonable efforts to provide Borrower Representative with notice of Collateral Trustee obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Trustee are deemed an agreement to make similar payments in the future or Collateral Trustee’s waiver of any Event of Default.

9.5    Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Collateral Trustee shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations, for the ratable benefit of Lenders. Collateral Trustee shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or as directed by a court of competent jurisdiction. Borrowers shall remain liable to Collateral Trustee and Lenders for any deficiency. If Collateral Trustee, as directed by Administrative Agent in Administrative Agent’s good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Trustee may, at the direction of Administrative Agent, either reduce the Obligations by the principal amount of the purchase price or defer the reduction of the Obligations until the actual receipt by Collateral Trustee of cash or immediately available funds therefor.

9.6    Collateral Trustee’s Liability for Collateral. So long as Collateral Trustee complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Trustee, Collateral Trustee shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.7    No Waiver; Remedies Cumulative. Any failure by Administrative Agent, Collateral Trustee or any Lender, at any time or times, to require strict performance by each Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent, Collateral Trustee or any Lender thereafter to demand strict performance and compliance herewith or therewith. Collateral Trustee’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Trustee has all rights and remedies provided under the Code, by law, or in equity. Collateral Trustee or any Lender’s exercise of one right or remedy is not an election and shall not preclude Collateral Trustee or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8    Demand Waiver. Each Loan Party waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

9.9    Shares. Each Loan Party recognizes that Collateral Trustee may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Collateral Trustee shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10.    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Administrative Agent, Collateral Trustee, Lenders and Loan Parties may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Loan Parties:	MOLECULAR TEMPLATES OPCO, INC. 9301 Amberglen Blvd, Suite 100 Austin, TX 78729 Attention: Adam Cutler, CFO Treasurer, and Secretary Email: adam.cutler@mtem.com

With a copy, not constituting notice, to:	MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 Attn: Joseph Price Email: JWPrice@mintz.com

If to Collateral Trustee:	ANKURA TRUST COMPANY, LLC 140 Sherman Street, Fourth Floor Fairfield, CT 06824 Attention: Lisa Price Email: Lisa.Price@ankura.com

If to Administrative Agent or Lenders:

K2 HEALTHVENTURES LLC

855 Boylston Street, 10th Floor

Boston, MA 02116

For Loan Requests, monthly reporting, Compliance Certificates, and other regular reporting deliverables:

Attention: Finance

Email: finance@k2hv.com; parag@k2hv.com; austin@k2hv.com; derek@k2hv.com

For all other notices:

Attention: Legal Notices

Email: legal@k2hv.com

With a copy to (but not constituting notice, and excluding Loan Requests and regular reporting):	COOLEY LLP 3175 Hanover Street Palo Alto, CA 94304-1150 Attention: Cynthia Bai Email: cbai@cooley.com

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party hereto hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Trustee from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent, Collateral Trustee or any Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid. Each party hereto hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH PARTY HERETO AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12.    GENERAL PROVISIONS

12.1    Termination Prior to Term Loan Maturity Date; Survival; Release of Collateral. All covenants, representations and warranties and grants of security interests made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and all commitments to extend credit pursuant to this Agreement have terminated (such date, the “Discharge Date”). So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement and any remaining commitments to extend credit may be terminated prior to the Term Loan Maturity Date by Borrowers, by written notice of termination to Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Promptly after the Discharge Date, Lenders shall direct Collateral Trustee to deliver evidence of the release of Collateral.

12.2    Successors and Assigns.

(a)    Successors and Assigns Generally. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in each Lender’s discretion).

(b)    Assignment by Lenders. Each Lender has the right, without the consent of the Loan Parties, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents, provided that without prior written consent of Borrower Representative, as long as no Event of Default has occurred and is continuing, no Lender shall assign or grant voting participation to a direct competitor of Borrowers or to a vulture fund or to the extent otherwise restricted in any other Loan Document. Each such Lender shall notify the Administrative Agent of such assignment and deliver to the Administrative Agent a copy of any assignment and assumption agreement entered into in connection thereto.

(c)    Register; Participant Register. Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties, any Lender and the Collateral Trustee at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3    Indemnification. Each Loan Party agrees to indemnify, defend and hold Administrative Agent, Collateral Trustee and each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Administrative Agent, Collateral Trustee, Lenders and Loan Parties (including reasonable and documented attorneys’ fees and expenses) except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct or any Claims and/or losses with respect to any actions among Indemnified Persons in each case, for the avoidance of doubt. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run. This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.4    Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Each Borrower hereunder shall be jointly and severally obligated to repay all Loans made hereunder, regardless of which Borrower actually receives said Loan, as if each Borrower hereunder directly received all Loans. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Trustee to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Trustee may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Trustee under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Collateral Trustee, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

12.5    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7    Correction of Loan Documents. Administrative Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.8    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be effective except, pursuant to an agreement in writing by the parties thereto, and in case of this Agreement, pursuant to an agreement in writing entered into by Borrowers, Administrative Agent, the Required Lenders and Collateral Trustee, provided that Collateral Trustee’s approval shall not be required for any amendment or supplement that has the effect solely of (i) adding or maintaining Collateral, securing additional Obligations that are otherwise permitted by the terms of this Agreement to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of Collateral Trustee therein; (ii) curing any ambiguity, defect or inconsistency; (iii) providing for the assumption of a Borrower’s or Guarantor’s Obligations under any Loan Document in the case of a merger or consolidation or sale of all or substantially all of the assets of a Borrower or Guarantor, as applicable; (iv) making any change that would provide any additional rights or benefits to the Administrative Agent, any Lender or Collateral Trustee or that does not adversely affect the legal rights under this Agreement or any other Loan Document of Collateral Trustee; or (v) to the extent the Collateral Trust Agreement does not require Collateral Trustee’s approval to such amendment or modification. It is agreed that any change to the definition of “Designated Holder” or the rights of a Designated Holder in Section 6.14 (and any change to this Agreement that would modify the consent required pursuant to this sentence) shall require the consent of the Collateral Trustee. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9    Counterparts; Electronic Execution of Documents. This Agreement and any other Loan Documents, except to the extent otherwise required pursuant to the terms thereof, may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of any Loan Document by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of such Loan Document.

12.10    Confidentiality; Publicity.

(a)    In handling any confidential information, Administrative Agent, Collateral Trustee and each Lender agree to exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to its Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Loans so long as such parties are bound by confidentiality terms consistent in all material respects with the terms hereof; (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Administrative Agent, Collateral Trustee or such Lender, including pursuant to the Exchange Act, (d) to Administrative Agent, Collateral Trustee or such Lender’s regulators or as otherwise required in connection with any examination or audit; (e) as Administrative Agent, Collateral Trustee or such Lender considers reasonably appropriate in connection with the exercise of remedies with respect to the Obligations; and (f) to third-party service providers of Administrative Agent, Collateral Trustee or such Lender so long as such service providers are bound by confidentiality terms not more permissive than the terms hereof. Confidential information does not include information that is either: (i) in the public domain or in Administrative Agent, Collateral Trustee or any Lender’s possession when disclosed to Administrative Agent, Collateral Trustee or such Lender, as applicable, or becomes part of the public domain (other than as a result of its disclosure by Administrative Agent, Collateral Trustee or such Lender in violation of this Agreement) after disclosure to Administrative Agent, Collateral Trustee or such Lender, as applicable; or (ii) disclosed to Administrative Agent, Collateral Trustee or such Lender by a third party, if Administrative Agent, Collateral Trustee or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information. The provisions of this paragraph shall survive the termination of this Agreement.

(b)    Neither party hereto shall publicize or use the other party’s name or logo, or hyperlink to such other parties’ website, describe the relationship of the parties or the transaction contemplated by this Agreement, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”) without prior written notice to the party that is the subject of the proposed Publicity Materials, together with a draft (or, if Publicity Materials are not proposed to be delivered in written form, an outline of the content to be included) so as to provide such subject party a reasonable opportunity to review prior to publication, and each party agrees, in connection with any Publicity Materials proposed by such party to reasonably consider requested changes or corrections requested by the party that is the subject of such Publicity Materials in good faith, and upon request, to provide the final form prior to publication or other dissemination.

12.11    Borrower Representative. Each of the Borrowers hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Loan). Each of the Borrowers acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) Administrative Agent, Collateral Trustee and any Lender shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Each Borrower must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Administrative Agent, Collateral Trustee or any Lender, such Borrower shall do so through Borrower Representative.

12.12    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. Except to the extent set forth herein, the parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16    Appointment of Collateral Trustee. Each Lender hereby appoints Collateral Trustee to act on behalf of Lenders as collateral agent under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, all in accordance with the terms of the Collateral Trust Agreement. The provisions of this Section 12.16 are solely for the benefit of Collateral Trustee and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. The Collateral Trustee may resign or be removed or replaced, and a successor Collateral Trustee may be appointed in accordance with the terms and subject to the conditions of the Collateral Trust Agreement.

12.17    Appointment of Administrative Agent.

(a)    Each Lender hereby appoints Administrative Agent to act on behalf of Lenders as administrative agent under this Agreement and the other Loan Documents. The provisions of this Section 12.17 are solely for the benefit of Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.

(b)    If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders, and Administrative Agent shall incur no liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other

Loan Document for any reason. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Lenders.

(c)    Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agent s appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective related parties. The exculpatory provisions of this Section 12.17 shall apply to any such sub-agent and to the related parties of such Administrative Agent and any such sub-agent. No Administrative Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d)    Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Administrative Agent: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(e)    With respect to its Commitments and Loans hereunder, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity (to the extent it holds any Obligations owing to Lenders or Commitments hereunder). Administrative Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Administrative Agent was not Administrative Agent and without any duty to account therefor to Lenders. Administrative Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(f)    Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

(g)    Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by the Loan Parties.

(h)    Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders, Collateral Trustee and Borrower Representative. Upon any such resignation, Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after Administrative Agent’s giving notice of resignation, then Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Section 12.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, as long as K2 HealthVentures LLC is a Lender pursuant to this Agreement, K2 HealthVentures LLC shall not resign as Administrative Agent unless a successor Administrative Agent is appointed concurrently with such resignation, which successor Administrative Agent shall have the wherewithal to perform, and shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent under this Agreement and the other Loan Documents.

(i)    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, with the prior written consent of Administrative Agent, each Lender and each holder of any Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (ii) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

(j)    Nothing in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Administrative Agent advances funds to Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(k)    If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrowers and such related payment is not received thereby, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(l)    If Administrative Agent determines at any time that any amount received thereby under this Agreement shall be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

(m)    Administrative Agent will use reasonable efforts to provide Lenders with any written notice of Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(n)    Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Administrative Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent at the request of Required Lenders.

13.    GUARANTY

13.1    Guaranty. Each Guarantor, including Parent, who has executed this Agreement as of the date hereof, together with each Loan Party who accedes to this Agreement as a Guarantor after the date hereof pursuant to Section 6.11 hereby, jointly and severally, unconditionally and irrevocably, guarantees the prompt and complete payment and performance by Borrowers and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any exercise or enforcement of any remedy of Collateral Trustee, Administrative Agent or Lender or that any of them may have against a Borrower, or any other Guarantor or other Person liable in respect of the Obligations, or all or any portion of the Collateral; and

(b)    Administrative Agent, on behalf of Lenders, may enforce this guaranty notwithstanding the existence of any dispute between any Secured Party and any Loan Party with respect to the existence of any Event of Default.

13.2    Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, state provincial or territorial laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 13.5).

13.3    Termination. The guaranty pursuant to this Section 13 shall remain in full force and effect until the date the Obligations have been paid in full in cash, and all commitments to extend credit have been terminated.

13.4    Unconditional Nature of Guaranty. No payment made by a Borrower, Guarantor, any other guarantor or any other Person or received or collected by any Secured Party from a Borrower, Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the date the Obligations are paid in full in cash.

13.5    Right of Contribution

(a)    If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 13.6. The provisions of this Section 13.5 shall in no respect limit the obligations and liabilities of any Guarantor pursuant to the Loan Documents, and each Guarantor shall remain liable for the full amount guaranteed by such Guarantor hereunder.

(b)    Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against any Loan Party or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the ratable benefit of the Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Administrative Agent, if required), to be applied to the Obligations, irrespective of the occurrence or the continuance of any Event of Default.

13.6    Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee pursuant to this Section 13 or any property subject thereto.

13.7    Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consent. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guaranty contained in this Section 13 or acceptance of this guaranty. The Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between Borrowers, Guarantors and any Secured Party shall be conclusively presumed to have been had or consummated in reliance upon this guaranty. Each Guarantor further waives:

(a)    diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to the Obligations;

(b)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Obligations;

(c)    any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(d)    any defense based upon errors or omissions by any Secured Party in the administration of the Obligations;

(e)    any rights to set-offs and counterclaims;

(f)    any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Obligations for reimbursement; and

(g)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 13 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against any Secured Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this guaranty, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to any Loan Party or any other Person, (v) any amalgamation, merger, acquisition, consolidation or change in structure of any Loan Party or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Equity Interests of any Loan Party or any other Person, (vi) any assignment or other transfer, in whole or in part, of Secured Parties’ interests in and rights under this Agreement or the other Loan Documents, including the right to receive payment of the Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vii) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Obligations or any other indebtedness, obligations or liabilities of any Guarantor to Secured Parties. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Secured Parties may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Loan Party or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto. Any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Loan Party or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Loan Party or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.8    Modifications of Obligations. Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Obligations may be increased or decreased and additional indebtedness or obligations of a Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for a Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the applicable Secured Party may deem proper; (d) in addition to the Collateral, Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) Secured Parties may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Obligations from any Person or to realize upon the Collateral, and (f) Secured Parties may request and accept other guaranties of the Obligations and any other indebtedness, obligations or liabilities of a Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the applicable Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

13.9    Reinstatement. The guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.10    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except in writing in accordance with Section 12.9), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.11    Enforcement Expenses; Indemnification. Each Guarantor agrees to pay or reimburse Secured Parties for all its costs and expenses incurred in collecting against such Guarantor under this guaranty or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel.

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[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

MOLECULAR TEMPLATES OPCO, INC.

By	/s/ Eric E. Poma
Name:	Eric E. Poma
Title:	Chief Executive Officer

GUARANTOR:

MOLECULAR TEMPLATES, INC.

By	/s/ Eric E. Poma
Name:	Eric E. Poma
Title:	Chief Executive Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

COLLATERAL TRUSTEE:

ANKURA TRUST COMPANY, LLC

By	/s/ Lisa J. Price
Name:	Lisa J. Price
Title:	Managing Director

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

ADMINISTRATIVE AGENT:

K2 HEALTHVENTURES LLC

By	/s/ Parag Shah
Name:	Parag Shah
Title:	Chief Executive Officer

LENDER:

K2 HEALTHVENTURES LLC

By	/s/ Parag Shah
Name:	Parag Shah
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Loan Party.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, one or more Loan Parties, and Collateral Trustee pursuant to which Collateral Trustee, for the benefit of Lenders, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrative Agent” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly, more than 10% of the Equity Interests of the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” has the meaning set forth in the preamble.

“Amortization Date” means July 1, 2022, provided that if (i) no Event of Default has occurred and is continuing, and (ii) the Second Tranche Term Loan shall have been fully funded in accordance with its terms, the Amortization Date shall be July 1, 2023.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Applicable Rate” means a variable annual rate equal to the greater of (i) 8.45%, and (ii) the sum of (A) the Prime Rate, plus (B) 5.20%.

“Automatic Payment Authorization” means the Automatic Payment Authorization in substantially the form of Exhibit F.

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Books” are all of each applicable Loan Party’s books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” and “Borrowers” has the meaning set forth in the preamble.

“Borrower Representative” has the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Parent’s Equity Interests who were holders of Equity Interest as of the Closing Date, ceasing to own at least fifty-one percent (51%) of the Voting Stock of Parent; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of Equity Interests of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Board of Parent, who did not have such power before such transaction; (c) the Transfer of all or substantially all assets of Borrowers; or (d) Parent ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in Borrower Representative or failing to have the power to direct or cause the direction of the management and policies of Borrower Representative.

“Claims” has the meaning set forth in Section 12.3.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Trustee’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collaboration Agreement” means (i) the Takeda Collaboration Agreements, (ii) that certain Master Collaboration Agreement, dated as of November 18, 2019, between the Parent and Vertex Pharmaceuticals Incorporated (which shall include without limitation that certain Share Purchase Agreement, dated as of November 18, 2019, between the Parent and Vertex Pharmaceuticals Incorporated), and (iii) any collaboration or similar agreement with a pharmaceutical or biotechnology company.

“Collateral” means any and all properties, rights and assets of each Loan Party described on Exhibit B, and any collateral securing the Obligations pursuant to any Guaranty or pursuant to any other Loan Document.

“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party, in each case, other than any Excluded Account.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of the Closing Date, by and among Collateral Trustee and Lenders, as amended, restated, amended and restated, supplemented or modified from time to time.

“Collateral Trustee” has the meaning set forth in the preamble.

“Commitment” means, as to any Lender, the aggregate principal amount of Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D.

“Consolidated Change in Cash and Cash Equivalents” means for any period, an amount equal to (i) Liquidity as of the last day of such period, less (ii) Liquidity as of the first day of such period, less (iii) any net cash proceeds received by Loan Parties from the issuance of Equity Interests or Indebtedness or other financing activities, one-time grants, or business development (including, without limitation, upfront or milestone payments) received during such period. For the avoidance of doubt, amounts received by Loan Parties as cost reimbursement for clinical trial expenses by strategic partners or recurring grant revenue shall not be subtracted pursuant to clause (iii) above.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any circumstance, event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Designated Holder” means a Lender or any Affiliate designated by a Lender with respect to any exercise of a right to invest pursuant hereto, provided that the Designated Holder for K2 HealthVentures LLC and any successor, transferee or assignee thereof as Lender, which is an Affiliate of K2 HealthVentures LLC, shall be K2 HealthVentures Equity Trust LLC.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Engineered Toxin Body Asset” means a unique genetically engineered version of Shiga-like Toxin A subunit fused to antibody domains or fragments that are specific to a human therapeutic target and being studied in one or more potential labeled indications.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Administrative Agent by Borrower Representative as such on the Perfection Certificate or from time to time pursuant to a Compliance Certificate, provided that the aggregate balance maintained therein shall not exceed an amount equal to the aggregate amount of such payments to be paid in the then-next payroll period, (ii) Collateral Accounts used exclusively to maintain escrowed funds or funds held in trust for a third Person, (iii) Collateral Accounts used exclusively to maintain cash collateral or similar deposits subject to a Permitted Lien, and, in each case, provided that such Collateral Account is identified as such to Administrative Agent on the Perfection Certificate or from time to time pursuant to a Compliance Certificate, and (iv) Collateral Accounts identified as an “Excluded Account” on the Perfection Certificate or from time to time pursuant to a Compliance Certificate, provided that the aggregate balance maintained therein shall not exceed $250,000 in the aggregate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” means that certain letter agreement, dated as of the date hereof, by and among Borrowers, Administrative Agent and Lenders, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“First Tranche Term Loan Commitment” means, as to any Lender, the aggregate principal amount of First Tranche Term Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Foreign Subsidiary” means a Subsidiary other than a Subsidiary organized under the laws of the United States or any state or territory thereof.

“Funding Date” means any date on which a Loan is made to or for the account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Lenders and Borrower Representative shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including for the testing, manufacturing, marketing and sales of its Product.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” has the meaning set forth in the preamble.

“Guaranty” means any guarantee of all or any part of the Obligations, including pursuant to Section 13 hereof, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Immaterial Subsidiary” means any Subsidiary not required to be joined as a Loan Party in accordance with Section 6.11(b).

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or the deferred price of property or services (other than accounts payable in the Ordinary Course of Business not more than sixty (60) days past due), (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations, provided that “Indebtedness” shall not include (x) accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements, (y) obligations with respect to operating leases which have been reclassified as capital leases due to changes in GAAP or (z) Contingent Obligations with respect to operating leases or leases of real property in the ordinary course of businesses. Notwithstanding the foregoing, the Indebtedness of any Person shall include the Indebtedness of any other entity (including a partnership in which such Person is a general partner) solely to the extent such Person is liable therefore as a result of such Persons’ ownership interest in or other relationship with such entity.

“Indemnified Person” has the meaning set forth in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to such Person;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

“Lender” has the meaning set forth in the preamble.

“Lender Expenses” means all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) of Administrative Agent or Lenders for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party, including all reasonable and documented costs, expenses and other amounts required to be paid by any Lender or the Administrative Agent in accordance with the Collateral Trust Agreement.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means, as of any date of measurement, the sum of unrestricted cash and Cash Equivalents and marketable securities of the Loan Parties maintained in Collateral Accounts subject to Account Control Agreements in favor of Collateral Trustee.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Fee Letter, the Collateral Trust Agreement, the Automatic Payment Authorization, the Account Control Agreements, the Collateral Access Agreements, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Collateral Trustee or any Lender in connection with this Agreement, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Request” means a request for a Loan pursuant to this Agreement in substantially the form attached hereto as Exhibit C.

“Loans” means, collectively, the Term Loans, and any other loan from time to time made under this Agreement, and “Loan” means any of the foregoing.

“Margin Stock” has the meaning set forth in Section 5.11(b).

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of the Lien in the Collateral pursuant to the Loan Documents to which the Loan Parties are a party or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties as a whole; (ii) the prospect of repayment of any part of the Obligations; or (iii) the ability to enforce any rights or remedies with respect to any Obligations, in each case, as reasonably determined by Administrative Agent.

“Material Location” means (i) any leased location that is the corporate headquarter of a Loan Party, and (ii) any other leased location or bailee location where assets having a fair market value in excess of $2,000,000 are located.

“Maximum Rate” has the meaning set forth in Section 2.3(d) hereof.

“Monthly Burn” means, as of any date of measurement, the average monthly Consolidated Change in Cash and Cash Equivalents and marketable securities for the three-month period ending as of the date of measurement.

“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Loans when due, including principal, interest, fees, Lender Expenses, the fees pursuant to the Fee Letter and any other amounts due to be paid by a Loan Party, and each Loan Party’s obligation to perform its duties under the Loan Documents, and any other debts, liabilities and other amounts any Loan Party owes to any Lender at any time under the Loan Documents, including, without limitation, interest or Lender Expenses accruing after Insolvency Proceedings begin (whether or not allowed), and any debts, liabilities, or obligations of any Loan Party assigned to any Lender, which shall be treated as secured or administrative expenses in the Insolvency Proceedings to the extent permitted by applicable law.

“OFAC” has the meaning set forth in Section 5.11(c).

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than thirty (30) days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Payment Date” means the first calendar day of each month.

“Perfection Certificate” has the meaning set forth in Section 5.1.

“Permitted Indebtedness” means:

(a)    each Loan Party’s Indebtedness under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of such type of Indebtedness is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent such Indebtedness is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Indebtedness shall not constitute Permitted Indebtedness after such repayment, and (iii) to the extent any such Indebtedness is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Indebtedness shall be permitted only to the extent the applicable Subordination Agreement is in effect;

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(f)    Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(g)    Indebtedness among Loan Parties and Indebtedness constituting a Permitted Investment;

(h)    workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, bid, appeal, surety or similar bonds, in each case incurred in the ordinary course of business;

(i)    Indebtedness under hedging and swap obligations or agreements so long as the purpose of any such agreement is a bona fide hedging activing and not for speculative purposes;

(j)    Indebtedness in respect of netting services, overdraft protections and other like services;

(k)    Indebtedness in connection with the financing of insurance premiums, in the ordinary course of business, in respect of premiums payable on insurance policies;

(l)    Indebtedness not otherwise permitted pursuant to this defined term, in an aggregate amount outstanding not to exceed $500,000; and

(m)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described above, provided that the principal amount thereof is not increased (other than as a result of accrued or capitalized interest or fees) or the terms thereof are not modified to impose more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;

(b)    (i) Investments consisting of cash or Cash Equivalents, and (ii) any Investments permitted by Parent’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lenders (it being understood and agreed that any such investment policy as in effect as of the date hereof is satisfactory to Lenders);

(c)    Investments consisting of repurchases of Parent’s Equity Interests from former employees, officers and directors of Parent to the extent permitted under Section 7.7;

(d)    Investments (i) among Loan Parties or by a Subsidiary that is not a Loan Party in a Loan Party, (ii) consisting of the ownership of Equity Interests of Subsidiaries, (iii) among Subsidiaries which are not Loan Parties, and (iv) by Loan Parties in Subsidiaries which are not Loan Parties in an aggregate amount per fiscal year not to exceed $500,000;

(e)    Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Parent pursuant to employee stock purchase plans or other similar agreements approved by Parent’s Board;

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(g)    Investments consisting of Deposit Accounts;

(h)    Investments consisting of accounts receivable or notes receivable arising from the sales of goods or services;

(i)    Investments arising due to hedging or swap agreements so long as the purpose of such agreements is a bona fide hedging activity and not for speculative purposes;

(j)    Investments consisting of pre-paid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons, and deposits in connection with workers’ compensation and similar deposits, in each case made in the Ordinary Course of Business;

(k)    Investments not otherwise permitted pursuant to this defined term, in an aggregate amount not to exceed $1,000,000 per fiscal year; and

(l)    Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this subsection (h) shall not apply to Investments of a Loan Party in any Subsidiary.

“Permitted Liens” means:

(a)    Liens arising under this Agreement and the other Loan Documents, including any renewals, extensions and refinancings of the underlying obligations with respect thereto to the extent otherwise permitted hereunder;

(b)    Liens existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of Indebtedness secured by such type of Lien is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent the Indebtedness secured by such a Lien is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Lien shall not constitute Permitted Lien after the repayment of the associated Indebtedness, and (iii) to the extent any such Lien is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Lien shall be permitted only to the extent the applicable Subordination Agreement is in effect;

(c)    purchase money Liens (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, in each case, securing no more than $500,000 in the aggregate amount outstanding;

(d)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;

(e)    leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h)    deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount not exceeding $500,000 at any time;

(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j)    Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, provided that Collateral Trustee has a perfected security interest in such Deposit Account, or the securities maintained therein and Collateral Trustee has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 6.6 of this Agreement;

(k)    servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Loan Parties;

(l)    licenses of Intellectual Property which constitute a Permitted Transfer; and

(m)    Liens in connection with (i) Permitted Transfers and (ii) Indebtedness permitted by clause (m) of the definition of Permitted Indebtedness;

(n)    Liens arising from precautionary financing statement filings regarding leases;

(o)    Liens arising from licenses described in clause (b) of the defined term “Permitted Transfers”, and Liens arising pursuant to the terms of a Collaboration Agreement or related documents on Intellectual Property or other assets developed pursuant thereto, or on a Loan Party or Subsidiary’s rights pursuant thereto;

(p)    other Liens which secure obligations in an aggregate amount not to exceed $100,000 at any time outstanding; and

(q)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described herein, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (other than in connection with the capitalization of interest, fees or expenses).

“Permitted Locations” means, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate and (b) locations with respect to which Borrowers have complied with the requirements of Section 6.12.

“Permitted Transfers” means

(a)    sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(b)    (i) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business, and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive with respect to territory only as to specific geographical regions outside of the United States or exclusive globally with respect to specific indications or targets or assets, and (ii) licenses or sublicenses of Intellectual Property or other assets developed pursuant to a Collaboration Agreement in accordance with the terms of such Collaboration Agreement;

(c)    dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;

(d)    Transfers of receivables in the Ordinary Course of Businesses in connection with the compromise, settlement or collection thereof;

(e)    Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;

(f)    the use or transfer of money or Cash Equivalents for the payment of expenses in the Ordinary Course of Business and in a manner that is not prohibited by the Loan Documents;

(g)    of Accounts in connection with the compromise, settlement or collection thereof;

(h)    resulting from casualty events, subject to Section 6.5;

(i)    abandoning applications or registrations of Intellectual Property as determined by a Loan Party in its good faith business judgment, and subject to compliance with Section 6.7 hereof;

(j)    the sale of all or substantially all of the EVO product or business line in an arms’ length transaction;

(k)    the lapse or abandonment of immaterial Intellectual Property, including, but not limited to Intellectual Property acquired in connection with prior transactions; and

(l)    Transfers not otherwise permitted hereunder so long as the fair market value of any such Transfers does not exceed $500,000 in the aggregate in any fiscal year of Parent.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Lenders.

“Pro Rata Share” means, with respect to any Lender and as of any date of determination, the percentage obtained by dividing (i) the aggregate Commitments of such Lender by (ii) the aggregate Commitments of all Lenders provided, that to the extent any Commitment has expired or been terminated, with respect to such Commitment, the applicable outstanding balance of the Loans made pursuant to such Commitment held by such Lender and all the Lenders, respectively, shall be used in lieu of the amount of such Commitment, provided further, that with respect to all matters relating to a particular Loan, the Commitment or outstanding balance of the applicable Loan, shall be used in lieu of the aggregate Commitment or outstanding balance of all Loans in the foregoing calculation. “Ratable” and related terms shall mean, determined by reference to such Lender’s Pro Rata Share.

“Products” means any products manufactured, sold, developed, tested or marketed by a Loan Party or any of its Subsidiaries.

“Qualified Financing” means any offering of common stock, convertible preferred stock or other equity securities (or instruments exercisable for, or convertible into, shares of common stock, convertible preferred stock or other equity securities) of Parent consummated after the Closing Date that is broadly marketed or offered to multiple investors.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of aggregate principal amount of all Loans outstanding and the aggregate amount of all unfunded commitments to make Loans, at such date of determination.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President or Chief Financial Officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Parent.

“Restricted License” means any material in-bound license or other similar material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) pursuant to which a Loan Party or Subsidiary is a licensee with respect to the licensing of Intellectual Property material to a Loan Party’s business (a) that validly prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in its interest in such license or agreement or in any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with Collateral Trustee’s right to sell any Collateral, provided that a license or other such agreement that permits the assignment of the applicable Loan Party’s rights thereunder in connection with a sale of all or substantially all the assets of such Loan Party shall not constitute a “Restricted License”.

“Second Tranche Availability Period” means the period commencing on the later of March 1, 2021 and the date the Second Tranche Milestone is met and ending June 30, 2021.

“Second Tranche Milestone” means that Borrower Representative shall have provided reasonably sufficient positive evidence and/or data to the Administrative Agent to demonstrate advancement of its pipeline via active clinical studies (e.g., reasonable continuing enrollment, planning for next phase if prior phase has been successfully completed, IND has been recently accepted with Phase I initiation in progress, or clinical advancement in the same or closely related indication), to the point at which Borrowers have at least three different Engineered Toxin Body Assets (at least two of which are wholly-owned) in active clinical studies, which written evidence is in form and content reasonably acceptable to Administrative Agent and has been provided to and reviewed and approved by Administrative Agent in its reasonable discretion.

“Second Tranche Term Loan” has the meaning set forth in Section 2.2(a).

“Second Tranche Term Loan Commitment” means, as to any Lender, the aggregate principal amount of Second Tranche Term Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Secured Party” means any of Administrative Agent, Collateral Trustee or any Lender.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means all of the issued and outstanding Equity Interests owned or held of record by a Loan Party or other Loan Party in each of its Subsidiaries.

“Subordinated Debt” means Indebtedness on terms and to holders reasonably satisfactory to Administrative Agent and incurred by a Loan Party that is subordinated in writing to all of the Obligations, pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement in form and substance reasonably satisfactory to Administrative Agent entered into from time to time with respect to Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, directly or indirectly. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Parent.

“Takeda Collaboration Agreements” means those certain Multi-Target Collaboration and License Agreement, dated as of June 23, 2017; Research Collaboration and Option Agreement, dated as of October 31, 2016; and Development Collaboration and Exclusive License Agreement, dated as of September 18, 2018, each between Borrower’s Representative and Millennium Pharmaceuticals, Inc., as amended, restated, amended and restated, and/or otherwise supplemented or modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” and “Term Loans” each, have the meaning set forth in Section 2.2 hereof.

“Termination Date” means the date that the Obligations (other than contingent indemnification obligations not then due and owing) shall have been paid in full in cash, and any commitment of a Lender to extend credit to a Borrower shall have been terminated.

“Term Loan Maturity Date” means June 1, 2024.

“Third Tranche Availability Period” means the period commencing on the date the Second Tranche Term Loan is fully funded and ending December 31, 2021.

“Third Tranche Term Loan” has the meaning set forth in Section 2.2(a).

“Third Tranche Term Loan Commitment” means, as to any Lender, the aggregate principal amount of Third Tranche Term Loans which may be made by such Lender, as set forth on Schedule 1 hereto.

“Trademarks” means any trademark and service mark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Transfer” means defined in Section 7.1.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

EXHIBIT B

COLLATERAL DESCRIPTION

EXHIBIT C

LOAN REQUEST

EXHIBIT D

COMPLIANCE CERTIFICATE

EXHIBIT E

REQUIREMENTS FOR INSURANCE DOCUMENTATION

EXHIBIT F

AUTOMATIC PAYMENT AUTHORIZATION

EXHIBIT G

FORM OF

SECURED PROMISSORY NOTE